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                                                                     Exhibit 3.1


                         CERTIFICATE OF INCORPORATION
                                      OF
                                NOVISTAR, INC.

     1.  The name of the corporation is NOVISTAR, INC.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is One Hundred Thousand (100,000) shares of common stock and the par value of each of such shares is one penny ($0.01).

     5.  The name and mailing address of the incorporator is as follows:

                   Name                              Address
                   ----                              -------

             Roland E. Sledge                  1221 Lamar Street, Suite 1600
                                               Houston, Texas 77010

     6.  The corporation is to have perpetual existence.

     7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

     8. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

     9. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

     10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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     11. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 24th day of April, 1998.



                                           /s/ ROLAND E. SLEDGE
                                           --------------------
                                           Roland E. Sledge

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